Exhibit 99.1

FOR IMMEDIATE RELEASE Tuesday, May 14, 2013	INVESTOR RELATIONS CONTACT: Ashlee Kishimoto, Sr. Director (808) 838-5421 ashlee.kishimoto@hawaiianair.com Susan Donofrio, Sr. Director (908) 719-3206 susan.donofrio@hawaiianair.com
MEDIA RELATIONS CONTACT: Keoni Wagner, VP - Public Affairs (808) 838-6778 keoni.wagner@hawaiianair.com

Hawaiian Airlines, Inc. Prices $444,540,000 Offering of Class A and Class B Enhanced Equipment Trust Certificates

HONOLULU – Hawaiian Airlines, Inc. (the “Company”), a wholly owned subsidiary of Hawaiian Holdings, Inc. (NasdaqGS: HA), today announced its first-ever offering of Enhanced Equipment Trust Certificates (the “Certificates”) which will be used to secure fixed, low-interest financing for the acquisition of six new Airbus A330 aircraft delivering over the next 18 months.

The financing is comprised of $328,260,000 of Class A Certificates, which will have an interest rate of 3.90% per annum and a final expected distribution date of January 15, 2026, and approximately $116,280,000 of Class B Certificates, which will have an interest rate of 4.95% per annum and a final expected distribution date of January 15, 2022.  The Certificates are expected to be issued on May 29, 2013, subject to customary closing conditions.

Each class of Certificates represents an interest in its respective pass through trust. The trusts will use the proceeds from the offering to acquire equipment notes that will be issued by the Company to finance the acquisition of six Airbus A330-243 aircraft, which will be added to the Company’s fleet and are scheduled for delivery from November 2013 to October 2014.

The equipment notes will be secured by the six Airbus A330-243 aircraft being acquired. Hawaiian Holdings, Inc. (“Hawaiian Holdings”) will fully and unconditionally guarantee the payment obligations of the Company under the equipment notes.

Citigroup Global Markets Inc. acted as structuring agent for the offering.  Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. LLC acted as joint bookrunners for the offering.

The Certificates and the guarantees of Hawaiian Holdings have been offered under the Company’s and Hawaiian Holdings’ existing effective shelf registration statements on Form S-3 previously filed with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission. Copies of both the prospectus supplement and the accompanying prospectus for the offering may be obtained from Citigroup Global Markets Inc. (tel: 1-212-723-6171), Goldman, Sachs & Co. (tel: 1-866-471-2526) and Morgan Stanley & Co. LLC (tel: 1-866-718-1649).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Hawaiian Airlines, Inc. Prices $444,540,000 Offering of Class A and Class B Enhanced Equipment Trust Certificates
May 14, 2013
P. 2

Cautionary Statement:

This press release contains forward-looking statements within the meaning of the federal securities laws.  These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the satisfaction of customary closing conditions and whether or not the Company will consummate the offering, prevailing market conditions, and the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, interest rates and corporate considerations and the impact of general economic, industry or political conditions in the United States or internationally.  There can be no assurances that the Company will be able to complete the offering on the anticipated terms or at all.  Additional risks and uncertainties relating to the offering, the Company and its business can be found under the heading “Risk Factors” in the Annual Report on Form 10-K of Hawaiian Holdings, Inc. for the year ended December 31, 2012 and in the periodic report on Form 10-Q of Hawaiian Holdings, Inc. for the quarter ended March 31, 2013, and in the preliminary prospectus supplement and prospectus supplement relating to the offering filed with the Securities and Exchange Commission.  The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past nine years (2004-2012) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 84th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, the Philippines, Australia, New Zealand, American Samoa, and Tahiti. New nonstop service will begin between Honolulu and Taipei, Taiwan on July 9, 2013 and, subject to government approvals, between Honolulu and Beijing, China in April 2014.  Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc.